EXHIBIT 99.1

 PRESS RELEASE
April 9, 2008
FOR RELEASE:  IMMEDIATELY

HOME FEDERAL BANCORP, INC. OF LOUISIANA DECLARES
QUARTERLY CASH DIVIDEND

Shreveport, La. – April 9, 2008 -- Home Federal Bancorp, Inc. of Louisiana (the "Company") (OTCBB: HFBL) announced today that its Board of Directors at their meeting on April 9, 2008, declared a quarterly cash dividend of $.06 per share on the common stock of the Company payable on May 9, 2008 to the shareholders of record at the close of business on April 23, 2008.

Home Federal Bancorp, Inc. of Louisiana is the "mid-tier" holding company for Home Federal Savings and Loan Association, a federally-chartered, FDIC-insured savings association headquartered in Shreveport, Louisiana.  Home Federal Savings and Loan Association operates from its main office and two branch offices in Shreveport, Louisiana.  At December 31, 2007, the Company had $128.1 million of total assets, $97.6 million of total liabilities and $30.4 million of stockholders' equity.  The Company's website is www.homefederalbancorp.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts:

Home Federal Bancorp, Inc. of Louisiana, Shreveport
Daniel R. Herndon, President and Chief Executive Officer
or
Clyde D. Patterson, Executive Vice President
(318) 222-1145